Exhibit 99.1
Ellington Residential Mortgage REIT Reports Third Quarter 2022 Results
OLD GREENWICH, Connecticut—November 9, 2022
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended September 30, 2022.
Highlights
•Net loss of $(13.7) million, or $(1.04) per share.
•Adjusted Distributable Earnings1 of $3.0 million, or $0.23 per share.
•Book value of $7.78 per share as of September 30, 2022, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 1.28%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 9.8%3.
•Dividend yield of 13.9% based on the November 8, 2022 closing stock price of $6.89, and monthly dividend of $0.08 per common share declared on November 7, 2022.
•Debt-to-equity ratio of 9.1:1 as of September 30, 2022.
•Net mortgage assets-to-equity ratio of 7.5:14 as of September 30, 2022.
•Cash and cash equivalents of $25.4 million as of September 30, 2022, in addition to other unencumbered assets of $2.6 million.
•Issued 148,349 shares under the ATM Program at an average price of $8.43 per share. Repurchased 9,489 shares at an average price of $6.53 per share.
Third Quarter 2022 Results
"In the fixed income markets, July started the third quarter on a constructive note, with volatility, interest rates, and most yield spreads reversing much of their second quarter increases. In August and September, however, markets took on a decidedly negative tone. Hawkish messaging from Fed officials, elevated inflation and recessionary concerns, and sharply rising interest rates pushed volatility higher and drove an inversion of the yield curve, all of which stressed equity and fixed income markets alike," said Laurence Penn, Chief Executive Officer and President.
"We saw widespread selling across asset classes, including forced selling by some asset managers to meet margin calls and redemptions, particularly in September. Liquidity deteriorated and yield spreads widened in virtually every fixed income sector, including Agency RMBS, with many sectors reaching their widest levels of the year. Meanwhile, the increased pace of Fed balance sheet runoff and weak bank demand represented further headwinds to Agency RMBS. Against this backdrop, Ellington Residential experienced a significant net loss for the quarter as net declines on our specified pools exceeded net gains on our interest rate hedges and carry from the portfolio, while delta hedging costs stemming from the volatility weighed further on results.
"That said, we continued to hold a strong liquidity position, with cash and unencumbered assets representing 27% of our total equity at quarter end. Furthermore, a significant portion of our losses for the quarter—and indeed, for the year—resulted from yield spread widening, and we believe that the prospects of recouping many of these losses are strong."
"Looking ahead, with mortgage rates considerably higher and housing affordability at its lowest level in decades, prepayment rates have plummeted and we are seeing the first clear evidence of declining home prices. Meanwhile, the Fed continues to signal additional rate hikes. In this environment, pool selection, hedging, and risk management will be critical to performance, and we believe that Ellington's modeling expertise and data analytics are distinct advantages. At the same time, EARN's smaller size and strong liquidity management should enable us to be nimble as market conditions continue to evolve."
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of September 30, 2022 the market value of the Company's mortgage-backed securities and its net short TBA position was $934.7 million and $(161.3) million, respectively, and total shareholders' equity was $103.0 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of September 30, 2022 and June 30, 2022:

	September 30, 2022					June 30, 2022
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$78,506	$72,465	$92.31	$78,802	$100.38	$104,064	$100,513	$96.59	$106,445	$102.29
20-year fixed-rate mortgages	10,979	9,612	87.55	11,700	106.57	33,430	30,409	90.96	34,840	104.22
30-year fixed-rate mortgages	879,451	800,161	90.98	891,933	101.42	795,468	762,304	95.83	824,015	103.59
ARMs	8,808	8,748	99.32	9,579	108.75	9,266	9,416	101.62	9,964	107.53
Reverse mortgages	18,044	18,385	101.89	20,058	111.16	18,781	19,381	103.19	20,665	110.03
Total Agency RMBS	995,788	909,371	91.32	1,012,072	101.64	961,009	922,023	95.94	995,929	103.63
Non-Agency RMBS(2)	10,595	7,720	72.86	7,402	69.86	10,622	7,969	75.02	7,369	69.37
Total RMBS(2)	1,006,383	917,091	91.13	1,019,474	101.30	971,631	929,992	95.71	1,003,298	103.26
Agency IOs	n/a	9,396	n/a	9,928	n/a	n/a	9,450	n/a	11,096	n/a
Non-Agency IOs	n/a	8,181	n/a	6,428	n/a	n/a	8,205	n/a	6,570	n/a
Total mortgage-backed securities		$934,668		$1,035,830			$947,647		$1,020,964
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes IOs.
The Company's Agency RMBS holdings decreased slightly to $909.4 million as of September 30, 2022, as compared to $922.0 million as of June 30, 2022. Over the same period, the Company's holdings of interest-only securities and non-Agency RMBS also decreased modestly. The Company’s Agency RMBS portfolio turnover was 19% for the quarter.
The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, increased to 9.1:1 as of September 30, 2022, as compared to 7.9:1 as of June 30, 2022. The increase was primarily due to lower shareholders’ equity quarter over quarter as the Company's portfolio size remained relatively constant. Similarly, the Company’s net mortgage assets-to-equity ratio increased to 7.5:1 from 6.8:1 over the same period.
After positive performance in July, Agency RMBS significantly underperformed U.S. Treasury securities and interest rate swaps in August and September, and for the third quarter overall, as persistently high inflation weakened market sentiment, drove volatility higher, and led the Federal Reserve to continue the rapid tightening of its monetary policy. The Federal Reserve increased its target range for the federal funds rate by 0.75% in both July and September, which left the benchmark rate at its highest level since 2008, and also accelerated the runoff of its balance sheet in September. Interest rates rose significantly during the quarter, particularly short-term interest rates, and actual and implied interest rate volatility surged, with the MOVE index in September reaching its highest level since the COVID-related market volatility of March 2020.
Agency RMBS durations extended in response to the higher interest rates, while the elevated volatility contributed to substantial yield spread widening during the quarter. As a result, the Company had significant losses on its Agency RMBS, which exceeded net gains on its interest rate hedges and net interest income.
In the current higher interest rate environment, the specified pool market has become less focused on prepayment protection, and more focused on extension protection. Many of the Company's specified pools are considered to offer significant extension protection relative to their TBA counterparts. Thus, despite surging mortgage rates, average pay-ups on the Company's existing specified pool portfolio actually increased quarter over quarter, as the increase in the value of the extension protection provided by these specified pools more than offset the reduction in the value of its prepayment protection. On the other hand, the Company’s new purchases during the quarter consisted of pools with much lower pay-ups, and as a result, overall pay-ups on the Company's specified pools decreased modestly to 1.02% as of September 30, 2022, as compared to 1.09% as of June 30, 2022.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. The Company again ended the quarter with a net short TBA position, both on a notional basis and as measured by 10-year equivalents. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.

The Company's non-Agency RMBS portfolio generated positive results during the quarter, as net interest income exceeded net mark-to-market losses. The Company expects to increase its allocation to non-Agency RMBS beginning in the fourth quarter, given current market opportunities.
During the quarter, higher interest rates drove a significant increase in the Company's cost of funds, which exceeded the increase in its asset yields, and as a result, the Company's net interest margin declined quarter over quarter. Driven by the lower net interest margin, as well as lower average holdings quarter over quarter, Adjusted Distributable Earnings also declined sequentially.
Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
The Company calculates Adjusted Distributable Earnings as net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding other income or loss items that are of a non-recurring nature. Adjusted Distributable Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Adjusted Distributable Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) the Company believes that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that the Company believes are less useful in forecasting long-term performance and dividend-paying ability; (ii) the Company uses it to evaluate the effective net yield provided by its portfolio, after the effects of financial leverage; and (iii), the Company believes that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating its operating performance, and comparing its operating performance to that of its residential mortgage REIT peers. Please note, however, that: (I) the Company's calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by its peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different than REIT taxable income. As a result, the determination of whether the Company has met the requirement to distribute at least 90% of its annual REIT taxable income (subject to certain adjustments) to its shareholders, in order to maintain qualification as a REIT, is not based on whether it distributed 90% of its Adjusted Distributable Earnings.
In setting the Company’s dividends, the Company’s Board of Trustees considers the Company’s earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.

The following table reconciles, for the three-month periods ended September 30, 2022 and June 30, 2022, the Company's Adjusted Distributable Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	September 30, 2022	June 30, 2022
Net Income (Loss)	$(13,671)	$(10,740)
Adjustments:
Net realized (gains) losses on securities	28,236	15,464
Change in net unrealized (gains) losses on securities	27,574	28,134
Net realized (gains) losses on financial derivatives	(2,355)	(30,477)
Change in net unrealized (gains) losses on financial derivatives	(35,825)	3,428
Net realized gains (losses) on periodic settlements of interest rate swaps	364	(232)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	19	(328)
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(1,381)	(1,595)
Subtotal	16,632	14,394
Adjusted Distributable Earnings	$2,961	$3,654
Weighted Average Shares Outstanding	13,146,727	13,106,585
Adjusted Distributable Earnings Per Share	$0.23	$0.28
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Thursday, November 10, 2022, to discuss its financial results for the quarter ended September 30, 2022. To participate in the event by telephone, please dial (800) 445-7795 at least 10 minutes prior to the start time and reference the conference ID: EARNQ322. International callers should dial (785) 424-1789 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, November 10, 2022, at approximately 2:00 p.m. Eastern Time through Thursday, November 17, 2022 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 925-9539. International callers should dial (402) 220-5389. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2022	June 30, 2022	September 30, 2022
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,457	$9,087	$25,079
Interest expense	(4,268)	(1,972)	(7,343)
Total net interest income	5,189	7,115	17,736
EXPENSES
Management fees to affiliate	388	447	1,335
Professional fees	205	211	621
Compensation expense	183	191	537
Insurance expense	101	101	301
Other operating expenses	353	356	1,063
Total expenses	1,230	1,306	3,857
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(28,236)	(15,464)	(57,870)
Net realized gains (losses) on financial derivatives	2,355	30,477	48,186
Change in net unrealized gains (losses) on securities	(27,574)	(28,134)	(106,224)
Change in net unrealized gains (losses) on financial derivatives	35,825	(3,428)	60,151
Total other income (loss)	(17,630)	(16,549)	(55,757)
NET INCOME (LOSS)	$(13,671)	$(10,740)	$(41,878)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(1.04)	$(0.82)	$(3.19)
WEIGHTED AVERAGE SHARES OUTSTANDING	13,146,727	13,106,585	13,121,214
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.26	$0.80

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2022	June 30, 2022	December 31, 2021(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$25,408	$37,472	$69,028
Mortgage-backed securities, at fair value	934,668	947,647	1,311,361
Other investments, at fair value	8,498	7,648	309
Due from brokers	48,595	45,643	88,662
Financial derivatives–assets, at fair value	71,853	34,527	6,638
Reverse repurchase agreements	21,774	11,005	117,505
Receivable for securities sold	73,945	34,217	—
Interest receivable	3,855	3,009	4,504
Other assets	638	650	459
Total Assets	$1,189,234	$1,121,818	$1,598,466
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$938,046	$950,339	$1,064,835
Payable for securities purchased	72,957	15,579	255,136
Due to brokers	44,115	19,320	1,959
Financial derivatives–liabilities, at fair value	4,440	2,938	1,103
U.S. Treasury securities sold short, at fair value	21,577	10,989	117,195
Dividend payable	1,060	1,046	1,311
Accrued expenses	1,306	1,216	1,236
Management fee payable to affiliate	388	447	581
Interest payable	2,340	1,314	885
Total Liabilities	1,086,229	1,003,188	1,444,241
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,245,298, 13,079,394 and 13,109,926 shares issued and outstanding, respectively)	132	131	131
Additional paid-in-capital	240,026	238,816	238,865
Accumulated deficit	(137,153)	(120,317)	(84,771)
Total Shareholders' Equity	103,005	118,630	154,225
Total Liabilities and Shareholders' Equity	$1,189,234	$1,121,818	$1,598,466
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$7.78	$9.07	$11.76
(1)Derived from audited financial statements as of December 31, 2021.